Exhibit 99.1

Pier 1 Imports Announces Withdrawal of Proposal to Acquire Cost Plus

FORT WORTH, Texas--(BUSINESS WIRE)--Pier 1 Imports, Inc. (NYSE: PIR) today announced it has withdrawn its proposal to acquire all the outstanding shares of Cost Plus, Inc. (NASDAQ: CPWM) common stock. The Company stated:

"Our goal in pursuing a combination with Cost Plus was to create a stronger, more efficient company. In addition to the significant cost savings, the combination would provide Cost Plus ample balance sheet liquidity and proven merchandising expertise to operate more efficiently in a difficult retail environment.

"We have concluded, however, it is unlikely that we would be able to acquire a majority interest in Cost Plus at a price that would make sense for our shareholders. We continue to believe that, given our highly complementary businesses, the combination of Pier 1 Imports and Cost Plus would create significant value for the stakeholders of both companies.

"We wish to assure our shareholders that our turnaround is on track and we remain confident about the future of Pier 1 Imports. We are focused on our business priorities and will continue to evaluate future opportunities that create compelling, long-term value for our shareholders."

About Pier 1 Imports, Inc.

Pier 1 Imports, Inc. is the original global importer and is North America’s largest specialty retailer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Safe Harbor Statement

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s annual report filed on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400
or
Media:
Joele Frank, Wilkinson Brimmer Katcher
Jamie Moser / Ariel LeBoff, 212-355-4449